                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[_]Definitive Proxy Statement
[_]Definitive Additional Materials
[X]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)   Proposed maximum aggregate value of transactions:
    (5)   Total fee paid.

--------
[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:
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[BIRMINGHAM STEEL CORPORATION]


[LOGO OF BIRMINGHAM STEEL CORPORATION LETTERHEAD]      October 26, 1999

Dear Fellow Stockholder:

   The Board of Directors and management of Birmingham Steel are committed to a single, overriding goal: to build value for all stockholders both near and long term.

   On August 18th, we took a significant step toward achieving that goal, when your Board approved a major strategic restructuring to focus the Company on our core businesses -- our strong and profitable mini-mill and scrap operations.

   Unfortunately, this strategic restructuring plan is under attack from a small group of dissident stockholders -- co-headed by former Birmingham Steel CEO James Todd -- who want to take complete control of your Board of Directors and management.

   Your vote is critical to the future of your Company and the future of your investment in its stock. We believe it is important for you to be fully informed about the actions your Company has recently taken to preserve and enhance the value of your Birmingham Steel shares.

   WE STRONGLY URGE YOU TO VOTE FOR THE COMPANY'S BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY!

Strategic Restructuring

   The restructuring has three main parts:

  .  Sell the Company's SBQ (Special Bar Quality) operations;

  .  Sell the Company's 50% stake in American Iron Reduction; and

  . Explore alternatives for Pacific Coast Recycling, in which the Company also has a 50% stake, including a possible sale of this stake.

   These actions are being taken to strengthen your Company and increase the value of your shares. And the good news is that just over two months after announcing the restructuring, we already are beginning to see the benefits. We believe there are a lot more benefits to come as a result of the greater strategic focus, greater operational flexibility and stronger balance sheet that will result from completion of the restructuring.

   The bad news is that James Todd -- who was CEO when the SBQ division was acquired -- and his dissident group are trying to turn back the clock and prevent the restructuring from going forward. Their business "platform," such as it is, is to have your Company hold on to the SBQ business while they try to "fix" it -- at a cost of untold millions of dollars, and at great risk to you. We urge you not to let this happen!

Birmingham Steel's Future -- Strong And Profitable Core Operations

   Your Company's core mini-mill operations, which provide industrial customers a broad range of merchant and rebar products, are strong and profitable.

   As we announced on October 14th, the Company reported a consolidated net loss for the year, which was mainly attributable to the SBQ division and our decision to pursue the strategic restructuring.

   But despite some of the worst steel industry conditions in forty years, including record-high import levels, your Company achieved strong results throughout our core operations in the fiscal year ended June 30, 1999. Those results included:

  .  Operating income from core operations of $57 million;

  . EBITDA (earnings before interest, taxes, depreciation and amortization) from core operations of nearly $107 million; and

  . Earnings from core operations, excluding start-up expenses, of $1.19 per share.

   Our financial results for the first quarter of the new fiscal year were also strong. In fact, we far exceeded analyst expectations, reporting first-quarter net income of $5.8 million, or $0.19 per share -- nearly double the consensus "Street" estimate!

The Importance of Restructuring

   Why does it make sense to divest the SBQ operations? For three main reasons:

  . First, fixing the problems at the SBQ division -- which were caused by the Todd management team's strategic and operational mistakes -- has required, and would continue to require, a major additional commitment of scarce financial resources as well as significant management attention.

  . Second, the costs associated with the SBQ division have greatly increased your Company's interest expenses and reduced its financial flexibility by significantly increasing the Company's debt burden.

  . Third, by negatively impacting your Company's financial results and masking the strength of our core rebar, merchant and scrap businesses, the SBQ division has eroded stockholder value -- costing you and every other stockholder money.

   Although the SBQ operations have made meaningful progress, and have considerable value -- which we believe can be fully realized in a sale -- it is clear to us that the interests of the Company's stockholders will be far better served by focusing 100% of your Company's operational and financial resources on our strong and profitable core operations.

Protect Your Investment

   The group of dissident stockholders that is seeking to take control of your Company is co-headed by James Todd, whose management team was ultimately responsible for the problems associated with the SBQ division, and John Correnti, whose own Board of Directors at Nucor did not believe he was the right person to lead that company.

   We will be writing to you shortly with more information about Messrs. Todd and Correnti, and why we believe they are not the right people to lead your Company and do not have the right "plan" -- or indeed any meaningful plan -- to build stockholder value.

                                     * * *

   Your Company has in place an experienced and dedicated Board of Directors and management team that understands the challenges facing Birmingham Steel today. They are uniquely qualified to execute the strategic restructuring and bring it to a timely and successful conclusion. We urge you to vote for a Board of Directors that is clearly committed to enhancing stockholder value and that is already aggressively implementing a plan to do so.

   Thank you for your continued confidence and support.

                                          Sincerely,

                        [Signature of Robert A. Garvey]

                                          ROBERT A. GARVEY

                                          Chairman and Chief
                                          Executive Officer

                                   IMPORTANT

 If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "Street-Name," only your broker or your bank can vote your shares. Please direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR Proposals 1 and 2 and to REVOKE on Proposal 3.

 We urge you not to sign any proxy card you may receive from The United Company Shareholder Group.

  If you have any questions or need assistance in voting your shares, please call:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022

                        Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833


                            Supplemental Information

   As of the close of business on October 19, 1999, the record date for the Annual Meeting, there were 29,391,484 shares of common stock outstanding and entitled to vote.